Exhibit 10.25

XenoPort, Inc.
Term Sheet for Director Cash Compensation

     Effective immediately upon the signing of the underwriting agreement for the initial public offering of common stock, the Board of Directors (the “Board”) of XenoPort, Inc., a Delaware corporation (the “Company”) approved a policy regarding cash compensation for its non-employee directors. The policy provides that:

•	each non-employee director will receive $15,000 per year for service as a board member;

•	the chairman of the Board will receive an additional $10,000 per year for service as chairman of the Board;

•	each non-employee director will receive an additional $2,000 for each Board meeting attended in person ($1,000 for meetings attended by video or telephone conference);

•	the chairman of the audit committee will receive an additional $5,000 per year for service as chairman of the audit committee;

•	each member of the audit committee will receive $1,000 per committee meeting attended in person (or by video or telephone conference);

•	the chairmen of the compensation committee and nominating and corporate governance committee will each receive an additional $2,500 per year for service as chairmen of the compensation and nominating and corporate governance committees; and

•	each member of the compensation and nominating and corporate governance committees will receive $500 per committee meeting attended in person (or by video or telephone conference).

     All of the Company’s directors are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.